News Release

For Immediate Release:	For More Information,
December 1, 2006	Contact: James H. Garner
910-576-6171

First Bancorp Announces the Retirement of James H. Garner

TROY, N.C. - First Bancorp (NASDAQ - FBNC) announces today that James H. Garner, President and Chief Executive Officer of First Bancorp and Chief Executive Officer of First Bank, intends to retire as an employee and director of the company effective December 31, 2006. Jerry L. Ocheltree, President of First Bank, is expected to assume the duties of Mr. Garner at that time. It is expected that Mr. Garner will enter into a one-year consulting contract for 2007, in which he will be responsible for ensuring a smooth transition of responsibilities, assisting in special projects, and supporting employee and public relations efforts.

Mr. Garner began his career with First Bank on April 19, 1969. Shortly after joining the bank, he led the opening of a branch in his hometown of Robbins, North Carolina, located in Moore County. This was the bank’s first expansion outside of Montgomery County, North Carolina. In the following years, he organized five more branches in Moore County and oversaw the high growth experienced in that market area. In 1989, Mr. Garner was named as an Executive Vice President of the company with responsibility for overseeing the bank’s entire branch network. He served in this capacity until he was named President and Chief Executive Officer in 1995. During the eleven years that Mr. Garner has led the company, First Bank’s branch network has grown from 32 branches to 69 branches, and the company’s total assets have increased from $300 million to over $2 billion.

“I have enjoyed my career at First Bank tremendously,” stated Mr. Garner. “In particular, the last eleven years as the leader of this fine company have been especially rewarding. There are so many people to thank for the success that we have realized together in making this company what it is today, including my wife, Dot, for her support of me, the loyal customers of First Bank, the Board of Directors, and my fellow employees,” stated Mr. Garner.

“To my fellow employees, I know that you are aware of how much I care for each one of you on a personal basis, and I appreciate so much your hard work over the years. I consider my biggest achievement as the ability to hire excellent people and then step aside and let you demonstrate your ingenuity and dedication to our customers,” stated Mr. Garner.

David L. Burns, Chairman of First Bancorp, spoke on behalf of the Board of Directors. “We are sad about losing Jimmie Garner’s leadership, yet at the same time confident that his legacy has positioned us well for a bright future. We thank Jimmie for his tireless dedication and commitment to the company over his 37 year career. Jimmie is a great person and outstanding banker, and we thank him for leading First Bancorp through a period of unprecedented growth and success. We’ll miss Jimmie, and we wish him all the best in retirement.”

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 69 branch offices, with 62 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com. For additional information, please contact:
Mr. James H. Garner
President & Chief Executive Officer
Telephone: (910) 576-6171